Exhibit 99.1

CommScope to Sell its Outdoor Wireless Networks and Distributed Antenna Systems Businesses to Amphenol Corporation

Claremont, NC – July 18, 2024 – CommScope (NASDAQ: COMM), a global leader in network connectivity, announced today it has entered into a definitive agreement to sell its Outdoor Wireless Networks (OWN) segment as well as the Distributed Antenna Systems (DAS) business unit of its Networking, Intelligent Cellular & Security Solutions segment to Amphenol Corporation (NYSE: APH).

CommScope will receive approximately USD $2.1 billion in cash, to be paid by Amphenol upon closing. The sale is expected to close within the first half of 2025, subject to customary closing conditions, including receipt of applicable regulatory approvals.

“CommScope has a strong reputation for driving innovation and value for our customers. This transaction allows CommScope to increase focus and further strengthen its CommScope NEXT priorities with its remaining segments and business units,” said Chuck Treadway, CEO, CommScope.

He continued, “We believe CommScope’s OWN and DAS businesses are positioned to continue to perform well under Amphenol’s leadership.”

OWN provides wireless infrastructure for mobile networks, including macro and small cell site solutions. The DAS business provides solutions for cellular infrastructure inside venues, campuses and enterprises.

Advisors

Moelis & Company is acting as financial advisor to CommScope. Alston & Bird LLP are acting as legal advisors to CommScope.

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About CommScope

CommScope (NASDAQ: COMM) is pushing the boundaries of technology to create the world’s most advanced wired and wireless networks. Our global team of employees, innovators and technologists empower customers to anticipate what’s next and invent what’s possible. Discover more at www.commscope.com.

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News Media Contact

Luke Hamer

Luke.Hamer@commscope.com

Financial Contact

Massimo Disabato, CommScope

Massimo.disabato@commscope.com

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

Source: CommScope